Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. RECORDS REVENUE OF $1.6 MILLION IN THE FIRST QUARTER OF 2014

Richardson, Texas — May 12, 2014 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2014.

Intrusion’s net loss was $270 thousand in the first quarter 2014, compared to net income of $57 thousand for the first quarter 2013.

Revenue for the first quarter 2014 was $1.59 million, compared to $1.78 million for the first quarter 2013.

Gross profit margin was 64% of revenue in the first quarter 2014; compared to 64% in the first quarter 2013.

Intrusion’s first quarter 2014 operating expenses were $1.23 million; compared to $1.05 million in the first quarter 2013.

As of March 31, 2014, Intrusion reported cash and cash equivalents of $0.20 million, a working capital deficiency of $1.35 million and debt of $1.84 million.

“At our current staffing and expense levels, it takes approximately $1.80 million of quarterly revenue to break-even and this quarter reflects that.  During the first quarter, we booked a total of $0.70 million in orders.  Bookings of new orders in the second quarter have already reached $0.90 million.  Backlog at March 31, 2014 was $1.61 million and is scheduled to produce revenue over the next twelve months,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 19, 2014 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 40625855.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$198	$1,139
Accounts receivable	1,024	816
Inventories, net	19	19
Prepaid expenses	60	95
Total current assets	1,301	2,069

Property and equipment, net	431	297
Other assets	56	51
TOTAL ASSETS	$1,788	$2,417

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$892	$998
Dividends payable	35	437
Obligations under capital lease, current portion	153	106
Deferred revenue	37	139
Loan payable to officer	1,530	—
Total current liabilities	2,647	1,680

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	157	67

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,127 as of March 31, 2014	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,155 as of March 31, 2014	724	724
Series 3 shares issued and outstanding — 289 Liquidation preference of $634 as of March 31, 2014	411	504
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,397 in 2014 and 12,182 in 2013 Outstanding shares — 12,387 in 2014 and 12,172 in 2013	124	122
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,110	55,905
Accumulated deficit	(58,694)	(58,424)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,016)	(860)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,788	$2,417

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2014	2013

Revenue	$1,594	$1,777
Cost of revenue	576	635
Gross profit	1,018	1,142
Operating expenses:
Sales and marketing	423	312
Research and development	479	399
General and administrative	353	343
Operating income (loss)	(237)	88
Interest expense, net	(33)	(31)
Income (loss) before income taxes	(270)	57
Income tax provision	—	—
Net income (loss)	(270)	57
Preferred stock dividends accrued	(37)	(37)
Net income (loss) attributable to common stockholders	$(307)	$20

Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$(0.00)
Diluted	$(0.02)	$(0.00)
Weighted average shares outstanding:
Basic	12,291	12,172
Diluted	12,291	13,736